Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to Item #15, the additional answers are as follows:

Item 15  Additional Sub-custodians:


Deutsche Bank AG Netherlands (Via Paris), Paris, France
Deutsche Bank AG, Seoul, Republic of Korea
Deutsche Bank AG, Amsterdam, Netherlands
Citibank, N.A., San Juan, Puerto Rico
United Overseas Bank Limited, Singapore, Singapore
Nedbank Limited, Johannesburg, South Africa
Barclays Bank of Uganda Limited, Kampala, Uganda
UniCredit Bank Serbia JSC, Belgrade, Serbia
Skandinaviska Enskilda Banken AB, Copenhagen, Denmark
Saudi British Bank, Riyadh, Saudi Arabia
HSBC Bank Middle East Limited, Abu Dhabi, United
Arab Emirates
UniCredit Bank Austria AG, Vienna, Austria

Type of Custody:  Foreign Custodian Rule 17f 5